Exhibit 99.1

AutoNation Authorizes Additional $250 Million For Stock Repurchases

FORT LAUDERDALE, Fla., June 1, 2006 — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors has authorized the repurchase of up to an additional $250 million of the Company’s common stock.

The Company said it will base future repurchase decisions on such factors as the Company’s stock price, general economic and market conditions, the potential impact on the Company’s capital structure and the expected return on competing uses of capital such as strategic dealership acquisitions and capital investments.

Commenting on the repurchase program, AutoNation Chairman and Chief Executive Officer Mike Jackson said, “This decision to expand our repurchase program reflects the board’s and senior management’s continued confidence in AutoNation’s financial strength and prospects for generating additional value for shareholders.”

ABOUT AUTONATION, INC.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 345 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or http://www.AutoNation.com , where more than 100,000 vehicles are available for sale.

FORWARD-LOOKING STATEMENTS

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward- looking statements.